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                                                                    EXHIBIT 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

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
                                                          THREE MONTHS ENDED DECEMBER 31, 2000
                                                     ------------------------------------------------
                                                      NUMBER                PERCENT        EQUIVALENT
                                                     OF SHARES            OUTSTANDING        SHARES
                                                     ----------           -----------      ----------

COMMON STOCK
   From Founders' Stock                               2,300,000             100.00%         2,300,000
   Stock Options Exercised                            2,508,997              99.74%         2,502,379
   Preferred Stock Converted to Common Stock         15,310,943             100.00%        15,310,943
   1994 Common Stock Offerings                       11,242,857             100.00%        11,242,857
   1995 Common Stock Offerings                        4,323,874             100.00%         4,323,874
   1996 Common Stock Offering                         6,000,000             100.00%         6,000,000
   1999 Treasury Stock Transaction                       (6,588)            100.00%            (6,588)
   March 2000 Debt Swap                               3,789,715             100.00%         3,789,715
   Canadian Transaction                                 714,286             100.00%           714,286
   Employee Stock Purchase Plan Shares Issued           190,651              89.03%           169,734
   Warrants Exercised                                   134,737             100.00%           134,737
                                                     ----------                           -----------
                                                     46,509,472                            46,481,937

WEIGHTED AVERAGE SHARES OUTSTANDING                                                        46,481,937

NET LOSS                                                                                  (41,432,945)

NET LOSS PER SHARE                                                                             ($0.90)
                                                                                          ===========
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